Phillips 66 Reports First-Quarter Earnings of $535 Million (Adjusted Earnings of $294 Million)

Exhibit 99.1

Phillips 66 Reports First-Quarter Earnings of $535 Million
or $1.02 Per Share
Adjusted earnings of $294 million or $0.56 per share

Highlights

•	Delivered strong results in Chemicals

•	Completed major turnarounds in Refining and Chemicals

•	Returned $611 million to shareholders through dividends and share repurchases

•	Completed first full quarter of Freeport LPG Export Terminal operations

•	Construction completed on DAPL/ETCOP joint venture pipelines

•	Commissioned additional crude storage at the Beaumont Terminal

HOUSTON, April 28, 2017 - Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces first-quarter earnings of $535 million, compared with $163 million in the fourth quarter of 2016. First-quarter earnings included the net benefit of a gain on consolidation of a petroleum coking venture and an impairment taken by an equity affiliate. Excluding these items, adjusted earnings for the first quarter were $294 million, an increase of $211 million from the last quarter.

“We have successfully completed several major turnarounds in Refining and Chemicals,” said Greg Garland, chairman and CEO of Phillips 66. “First-quarter earnings reflect this downtime and also highlight the benefit of a diversified portfolio. Our Chemicals business had solid results on good demand and improved margins. The Freeport LPG Export Terminal is fully operational, and we have several Midstream and Chemicals projects nearing completion. Our safety performance did not meet expectations this quarter. We remain dedicated to operating excellence, executing our Midstream and Chemicals growth strategy, enhancing returns in Refining, and returning cash to shareholders."

“We demonstrated our commitment to shareholder distributions, returning over $600 million in share repurchases and dividends during the quarter. Since our inception in 2012, we have distributed $14 billion to shareholders in the form of dividends, share repurchases and exchanges.”

Phillips 66 Reports First-Quarter Earnings of $535 Million (Adjusted Earnings of $294 Million)

Midstream

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q1 2017	Q4 2016	Q1 2017	Q4 2016
Transportation	$78	70	78	68
NGL	17	2	17	7
DCP Midstream	17	(37)	17	(6)
Midstream net income	112	35	112	69
Less: Noncontrolling interests**	35	36	35	36
Midstream earnings (loss)	$77	(1)	77	33
* Excludes special items.
**Included in Transportation and NGL businesses.

Midstream's first-quarter earnings were $77 million, compared with a loss of $1 million in the fourth quarter of 2016. Midstream earnings in the fourth quarter of 2016 included a $34 million net charge related to DCP Midstream's restructuring and certain tax adjustments, resulting in adjusted earnings of $33 million.

Transportation net income for the first quarter of 2017 was $78 million, improved $10 million from fourth-quarter adjusted net income of $68 million. This was primarily due to seasonally lower maintenance costs and higher equity earnings.

NGL first-quarter net income of $17 million was $10 million higher than fourth-quarter adjusted net income of $7 million, mainly due to higher Freeport LPG Export Terminal earnings, reflecting a full quarter of operations.

The company’s equity investment in DCP Midstream generated net income of $17 million in the first quarter, compared with a $6 million adjusted net loss in the prior quarter. DCP benefited from hedging and lower costs, partially offset by reduced volumes.

Chemicals

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q1 2017	Q4 2016	Q1 2017	Q4 2016
Olefins and Polyolefins (O&P)	$161	115	161	105
Specialties, Aromatics and Styrenics (SA&S)	25	26	45	24
Other	(5)	(5)	(5)	(5)
Chemicals	$181	136	201	124
* Excludes special items.

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' first-quarter earnings were $181 million, compared with $136 million in the fourth quarter of 2016. Chemicals' earnings in the first quarter of 2017 included a charge

Phillips 66 Reports First-Quarter Earnings of $535 Million (Adjusted Earnings of $294 Million)

of $20 million related to an impairment of a CPChem joint venture, while earnings in the fourth quarter included a net benefit of $12 million for certain tax adjustments.

During the first quarter, CPChem's O&P business contributed $161 million of earnings to the Chemicals segment. The $56 million increase from the prior quarter's adjusted earnings was primarily due to improved margins, higher volumes, and lower operating costs. Global utilization for O&P was 89 percent.

CPChem's SA&S business contributed $45 million of adjusted earnings in the first quarter, an increase of $21 million from the prior quarter due to improved benzene margins and a $10 million gain on the sale of its K-Resin® SBC business.

Refining

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q1 2017	Q4 2016	Q1 2017	Q4 2016
Refining	$259	(38)	(2)	(95)
* Excludes special items.

Refining's first-quarter earnings were $259 million, compared with a $38 million loss in the fourth quarter of 2016. Refining's earnings in the first quarter of 2017 included a $261 million gain resulting from the consolidation of the MSLP petroleum coking venture following the resolution of an ownership dispute. Refining's fourth-quarter 2016 earnings included a $57 million net benefit, related to certain tax adjustments that were partially offset by railcar lease termination costs.

Refining's adjusted loss was $2 million in the first quarter. The $93 million improvement from the prior quarter was largely driven by higher realized margins, partially offset by higher costs and lower volumes due to turnaround activity. Although the global market crack spread was comparable to the fourth quarter, realized margins improved to $8.55 per barrel from $6.47 per barrel. This resulted in a capture rate of 70 percent, up from 53 percent in the prior quarter. Realized margins benefited from lower RIN costs and improved clean product differentials, including the absence of negative timing impacts incurred in the fourth quarter.

Phillips 66’s worldwide crude utilization rate was 84 percent and its clean product yield was 85 percent in the first quarter. Pre-tax turnaround costs for the first quarter were $299 million, compared with fourth-quarter costs of $205 million.

Marketing and Specialties

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q1 2017	Q4 2016	Q1 2017	Q4 2016
Marketing and Other	$124	158	124	114
Specialties	17	32	17	26
Marketing and Specialties	$141	190	141	140
* Excludes special items.

Phillips 66 Reports First-Quarter Earnings of $535 Million (Adjusted Earnings of $294 Million)

Marketing and Specialties (M&S) first-quarter earnings were $141 million, compared with $190 million in the fourth quarter of 2016. M&S's fourth-quarter earnings included a net benefit of $50 million related to certain tax adjustments.

Earnings for Marketing and Other were $124 million in the first quarter, an increase of $10 million from the prior quarter's adjusted earnings, largely due to higher realized margins. Refined product exports in the first quarter were 144,000 barrels per day (BPD), versus 175,000 BPD in the prior quarter.

Phillips 66’s Specialties businesses generated earnings of $17 million during the first quarter. The $9 million decrease from the prior quarter's adjusted earnings was mainly due to turnaround activity at the Excel Paralubes joint venture.

Corporate and Other

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q1 2017	Q4 2016	Q1 2017	Q4 2016
Corporate and Other	$(123)	(124)	(123)	(119)
* Excludes special items.

Corporate and Other’s first-quarter net costs were in line with the prior quarter.

Financial Position, Liquidity and Return of Capital

During the first quarter, cash used in operations was $549 million, including the impact of a seasonal inventory build. Excluding working capital impacts, operating cash flow was $748 million.

During the quarter, Phillips 66 funded $470 million of capital expenditures and investments, and distributed $326 million in dividends and $285 million in share repurchases. Phillips 66 ended the quarter with 516 million shares outstanding.

As of March 31, 2017, cash and cash equivalents were $1.5 billion, and debt was $10.2 billion, including $2.4 billion of debt at PSXP. The company's consolidated debt-to-capital ratio and net-debt-to-capital ratio were 30 percent and 27 percent, respectively.

Strategic Update

Phillips 66 continues to advance its growth projects in Midstream and Chemicals and invest in return-enhancing projects in Refining.

In Midstream, the Freeport LPG Export Terminal was completed and became fully operational late in the fourth quarter of 2016. The export terminal has a capacity of 150,000 BPD that is being utilized for term and spot cargos. The facility demonstrated its ability to operate at design capacity in the first quarter.

Phillips 66 has a 25 percent interest in joint ventures to develop the 470,000 BPD Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP). Construction on both pipelines has been completed. Commercial operations are expected to begin by June 1.

Phillips 66 Reports First-Quarter Earnings of $535 Million (Adjusted Earnings of $294 Million)

The company continues to expand its Beaumont Terminal, which now has 9 million barrels of crude and product storage capacity. An additional 1.2 million barrels of product storage is planned to be in service by mid-2017. The facility is capable of exporting 400,000 BPD of crude or products, and this capacity is being expanded to 600,000 BPD.

Phillips 66 Partners continues to advance its organic growth program. Progress continues on the Bayou Bridge Pipeline segment from Lake Charles to St. James, Louisiana, with commercial operations expected to begin in the fourth quarter of 2017. In addition, the Partnership is developing a new isomerization unit at Phillips 66’s Lake Charles Refinery to increase production of higher octane gasoline blend components. Final project approval is expected in the first half of 2018.

DCP Midstream recently simplified its structure, which better positions it for growth and improved capital allocation. Phillips 66 expects to receive distributions from DCP in 2017. DCP is expanding the Sand Hills Pipeline capacity to 365,000 BPD, with an expected in-service date in the fourth quarter of 2017. DCP is also expanding its DJ Basin footprint with construction of the new 200 million cubic feet per day Mewbourn 3 gas processing plant, which is expected to be in service in the fourth quarter of 2018.

CPChem continues to progress its U.S. Gulf Coast Petrochemicals Project, which consists of a world-scale ethane cracker and two polyethylene derivative units. The polyethylene units are expected to be completed in mid-2017, and the cracker is expected to be complete in the fourth quarter of 2017. This project will increase CPChem's global ethylene and polyethylene capacity by approximately one-third.

In Refining, the company is nearing completion of the project to increase heavy crude processing capability at the Billings Refinery to 100 percent, with start-up expected in June. At both the Bayway and Wood River refineries, the company is modernizing fluid catalytic cracking units to increase clean product yield. Both projects are expected to be complete in the first half of 2018. Phillips 66 is also implementing yield improvement efforts at several other refineries, including Ponca City, where a diesel recovery project is expected to be complete in the second half of 2017.

Phillips 66 Reports First-Quarter Earnings of $535 Million (Adjusted Earnings of $294 Million)

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s first-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2017	2016
	Q1	Q4	Q1
Midstream	$77	(1)	65
Chemicals	181	136	156
Refining	259	(38)	86
Marketing and Specialties	141	190	205
Corporate and Other	(123)	(124)	(127)
Phillips 66	$535	163	385

Adjusted Earnings
	Millions of Dollars
	2017	2016
	Q1	Q4	Q1
Midstream	$77	33	40
Chemicals	201	124	156
Refining	(2)	(95)	86
Marketing and Specialties	141	140	205
Corporate and Other	(123)	(119)	(127)
Phillips 66	$294	83	360

Phillips 66 Reports First-Quarter Earnings of $535 Million (Adjusted Earnings of $294 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,600 employees committed to safety and operating excellence. Phillips 66 had $51 billion of assets as of March 31, 2017. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Rosy Zuklic (investors)	C.W. Mallon (investors)
832-765-2297	832-765-2297	832-765-2297
jeff.dietert@p66.com	rosy.zuklic@p66.com	c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted net income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that don't reflect the core operating results of our businesses in the current period.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports First-Quarter Earnings of $535 Million (Adjusted Earnings of $294 Million)

	Millions of Dollars
	Except as Indicated
	2017	2016
	Q1	Q4	Q1
Reconciliation of Earnings to Adjusted Earnings

Consolidated Earnings	$535	163	385
Pre-tax adjustments:
Impairments by equity affiliates	33	—	6
Pending claims and settlements	—	—	(45)
Equity affiliate ownership restructuring	—	33	—
Railcar lease residual value deficiencies and related costs	—	40	—
Gain on consolidation of business	(423)	—	—
Certain tax impacts*	—	(32)	—
Tax impact of adjustments**	149	(27)	14
Other tax impacts	—	(94)	—
Adjusted earnings	$294	83	360

Earnings per share of common stock (dollars)	$1.02	0.31	0.72
Adjusted earnings per share of common stock (dollars)†	$0.56	0.16	0.67

Midstream Earnings	$77	(1)	65
Pre-tax adjustments:
Pending claims and settlements	—	—	(45)
Impairments by equity affiliates	—	—	6
Equity affiliate ownership restructuring	—	33	—
Tax impact of adjustments**	—	(12)	14
Other tax impacts	—	13	—
Adjusted earnings	$77	33	40

Chemicals Earnings	$181	136	156
Pre-tax adjustments:
Impairments by equity affiliates	33	—	—
Tax impact of adjustments**	(13)	—	—
Other tax impacts	—	(12)	—
Adjusted earnings	$201	124	156

Refining Earnings	$259	(38)	86
Pre-tax adjustments:
Certain tax impacts*	—	(32)	—
Gain on consolidation of business	(423)	—	—
Railcar lease residual value deficiencies and related costs	—	40	—
Tax impact of adjustments**	162	(15)	—
Other tax impacts	—	(50)	—
Adjusted earnings	$(2)	(95)	86

Marketing and Specialties Earnings	$141	190	205
Other tax impacts	—	(50)	—
Adjusted earnings	$141	140	205

Phillips 66 Reports First-Quarter Earnings of $535 Million (Adjusted Earnings of $294 Million)

	Millions of Dollars
	Except as Indicated
	2017	2016
	Q1	Q4	Q1
Reconciliation of Earnings to Adjusted Earnings (cont.)

Corporate and Other Earnings (loss)	$(123)	(124)	(127)
Other tax impacts	—	5	—
Adjusted earnings (loss)	$(123)	(119)	(127)
*Pre-tax impact only. Tax-only adjusting items included in "other tax impacts."

 **We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 38 percent. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Millions of Dollars
Q1 2017
Debt-to-Capital Ratio

Total Debt	$10,210
Total Equity	23,725
Debt-to-Capital Ratio	30%

Total Cash	$1,513
Net-Debt-to-Capital Ratio	27%